                    [ LETTERHEAD OF GUNDERSON DETTMER STOUGH]

                                                                       EXHIBIT 5

                                  May 17, 2001

Scient Corporation
The Landmark @ One Market
One Market Street, 5th Floor
San Francisco, CA 94105

            Re: Scient Corporation ("Scient") Registration Statement for Offering of 15,603,849 Shares of Common Stock

Ladies and Gentlemen:

         We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,144,482 shares of Common Stock available for issuance under the Scient 401(k) Plan, (ii) 6,708,383 shares of Common Stock available for issuance under the 2000 Stock Plan, (iii) 7,416,765 shares of Common Stock available for issuance under the 1999 Equity Incentive Plan, and (iv) 334,219 shares of common stock under Scient's 1999 Employee Stock Purchase Plan. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the Scient 401(k) Plan, 2000 Stock Plan, 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Scient's Common Stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

              Very truly yours,


              /s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
              -----------------------------------------------------------------
              Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP